EXHIBIT 99.5
CENTRAL FEDERAL CORPORATION NOMINEE HOLDER CERTIFICATION
     The undersigned, a broker, custodian bank, trustee, depositary or other nominee holder of rights (the “Rights”) to purchase shares of common stock (“Common Stock”) of Central Federal Corporation (“CFC”) pursuant to the rights offering (the “Rights Offering”) described and provided for in the CFC prospectus, dated __________, 2011 (the “Prospectus”), hereby certifies to CFC, Registrar and Transfer Company, as subscription agent for the Rights Offering, and to ParaCap Group, LLC, as information agent for the Rights Offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the basic subscription privilege (as defined in the Prospectus), and on behalf of such beneficial owners the number of shares of Common Stock subscribed for pursuant to the over-subscription privilege (as defined in the Prospectus), listing separately for each beneficial owner (without identifying any such beneficial owner), and (2) each such beneficial owner’s basic subscription privilege has been exercised in full if shares are subscribed for pursuant to the over-subscription privilege:

Number of Shares
	Number of Shares of Common	Rights Exercised	Subscribed
	Stock Owned on the Record	Pursuant to Basic	for Pursuant to Over-
	Date	Subscription Privilege(A)	Subscription Privilege
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
Provide the following information if applicable:
Depository Trust Company (“DTC”)

Participant Number:

Participant Name:

By:
Name:
Title:

DTC Basic Subscription Confirmation Number(s)
(A) See note on bottom of Beneficial Owner Election Form.